UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2025

Mach Natural Resources LP

(Exact name of registrant as specified in its charter)

Delaware	001-41849	93-1757616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)

(405) 252-8100

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	MNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

Mach Natural Resources LP, a Delaware limited partnership (the “Company,” “we” or “our”) intends to file a preliminary prospectus supplement with the Securities and Exchange Commission (the “Preliminary Prospectus Supplement”) on February 5, 2025 in connection with a proposed underwritten public offering (the “Offering”) of its common units representing limited partner interests. The Preliminary Prospectus Supplement will provide an estimate of the range of our revenue, net income and Adjusted EBITDA for the year ended December 31, 2024 and estimates of the range of our operational data for the year ended December 31, 2024. Our actual results for the quarter ended December 31, 2024 have not yet been finalized. During the course of the preparation of our financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary estimates presented below.

These estimates should not be viewed as a substitute for full annual financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). In addition, these preliminary estimates for the year ended December 31, 2024 are not necessarily indicative of the results to be achieved for any future period.

The preliminary estimates presented below are subject to a variety of risks and uncertainties, including significant business, economic and competitive risks and uncertainties described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Accordingly, our actual results for the year ended December 31, 2024 may differ materially from those contained in the preliminary estimates set forth below.

The preliminary financial data included in this Current Report on Form 8-K below and in the Preliminary Prospectus Supplement has been prepared by, and is the sole responsibility of, the Company. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

As of December 31, 2024, we had approximately $176 million of liquidity, including approximately $106 million of cash and cash equivalents and approximately $70 million of available borrowing capacity under our $75.0 million senior secured revolving credit agreement, dated as of December 28, 2023, among the Company, the lenders party thereto and MidFirst Bank as administrative agent. Subject to the qualifications set forth above, for the year ended December 31, 2024, we currently expect to report net income of between $183.3 million and $187.0 million and Adjusted EBITDA of between $594.7 million and $606.7 million. For a reconciliation of the preliminary estimate of Adjusted EBITDA and the preliminary estimate of net income, the most directly comparable GAAP measure, for the year ended December 31, 2024, please see below.

	Year Ended December 31, 2024
	Low Estimate	High Estimate
Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
Revenues	$959,932	$979,324
Net income	$183,327	$187,031
Add:
Interest expense, net	99,177	101,181
Depreciation, depletion and amortization	268,257	273,677
Unrealized loss on derivative instruments	35,948	36,674
Equity-based compensation expense	6,466	6,596
Credit losses	2,218	2,262
Gain on sale of assets	(679)	(693)
Adjusted EBITDA	$594,714	$606,728

Furthermore, subject to the qualifications set forth above, for the year ended December 31, 2024, we currently expect total net production volumes between 31,412 MBoe and 32,046 MBoe and total revenues from oil, natural gas and NGL sales between $927.4 million and $946.2 million.

This preliminary financial and operational information is not a comprehensive statement of our financial or operational results for this period, and our actual results are subject to completion of our financial closing procedures, final adjustments and other developments that may arise. Management’s estimates are preliminary and based on information available as of the date of this prospectus supplement. These preliminary results have not been audited or reviewed by our independent registered public accounting firm and may change and those changes may be material.

Item 8.01. Other Events.

Offering of Common Units

On February 5, 2025, the Company issued a press release announcing that the Company intends to offer (the “Offering”) for sale 12,000,000 common units representing limited partner interests in the Company, assuming the underwriters exercise their option to purchase up to an additional 1,800,000 common units, pursuant to a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, which was declared effective on December 9, 2024.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Flycatcher Acquisition

On December 20, 2024, we entered into a Purchase and Sale Agreement to purchase certain oil and gas assets (the “Flycatcher Assets”) near our recently acquired oil and gas assets located in the Ardmore Basin of Oklahoma for consideration of $29.8 million, subject to customary purchase price adjustments (the “Flycatcher Acquisition”). The transaction closed on January 31, 2025 with an effective date of October 1, 2024. The assets included in the Flycatcher Acquisition have (i) total proved reserves of 9.6 MMBoe with total PV-10 of $67.3 million as of December 31, 2024 based on strip pricing as of January 15, 2025 and (ii) total proved reserves of 9.6 MMBoe as of December 31, 2024 with total PV-10 of $63.6 million based on SEC pricing. The total proved reserves mix is 60% liquids and 40% natural gas. As a result of the Flycatcher Acquisition, we increased our total leasehold and mineral acreage to 1,046,662 net acres. To fund the purchase price of the Flycatcher Acquisition, the Company on January 31, 2025 borrowed $23.0 million under its super priority credit facility, all of which will be paid off with the proceeds from the Offering.

The reports prepared by Cawley, Gillespie & Associates, Inc. relating to estimated quantities of proved oil and natural gas reserves of the Flycatcher Assets and the net present value of such reserves as of December 31, 2024 are filed as Exhibits 99.2 and 99.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Reserve Estimates as of December 31, 2024

The report prepared by Cawley, Gillespie & Associates, Inc. relating to the Company’s estimated quantities of its proved natural gas, natural gas liquids and crude oil reserves as of December 31, 2024 is filed as Exhibit 99.4 to this Current Report on Form 8-K and is incorporated herein by reference.

New Credit Facility

As of February 5, 2025, the Company has obtained commitments from a syndicate of commercial lenders arranged by Truist Securities, Inc. and other joint lead arrangers to enter into a senior secured reserve-based revolving credit agreement (the “New Credit Facility”), among the Company, the lenders and issuing banks party thereto from time to time and Truist Bank, as the administrative agent and collateral agent. The New Credit Facility is expected to provide for an initial borrowing base and elected commitment amount of $750,000,000, with a maximum commitment amount of $2,000,000,000 subject to borrowing base availability and to mature four years after the closing date of the New Credit Facility (the “RBL Closing Date”). Loans under the New Credit Facility are expected to bear interest, at the Company’s election, at term SOFR (subject to a 0.10% per annum adjustment) plus a margin ranging from 3.00-4.00% per annum or a base rate plus a margin ranging from 2.00-3.00% per annum, with the margin dependent upon borrowing base utilization at the time of determination. The New Credit Facility is expected to be guaranteed by all of the Company’s wholly-owned material subsidiaries and secured by substantially all assets of the Company and the guarantors, including not less than 85% of their proved reserves. The other terms and provisions, including the conditions precedent to the RBL Closing Date, affirmative and negative covenants and events of default are expected to be customary for facilities of similar size and type and to include financial maintenance covenants requiring the Company to maintain a total net leverage ratio not in excess of 3.00 to 1.00 and a current ratio of not less than 1.00 to 1.00, which financial maintenance covenants would be tested quarterly. On the RBL Closing Date, we expect to use the net proceeds from the Offering, together with cash on hand and borrowings under the New Credit Facility, to repay in full the borrowings under our Term Loan Credit Agreement, dated December 28, 2023, with the lenders party thereto, Texas Capital Bank, as agent, and Chambers Energy Management, LP, as the arranger (our “Term Loan Credit Facility”). The closing of the New Credit Facility is expected to occur within 30 days of the closing of the Offering. The closing of the Offering is not conditioned upon the closing of the New Credit Facility.

If consummated, management expects our entry into the New Credit Facility, the completion of the Offering and the repayment of our Term Loan Credit Facility in full to increase our cash available for distribution due to a reduction in debt amortization and interest payments. Upon entry into the New Credit Facility and repayment of our Term Loan Credit Facility, we expect to decrease our required annual amortization payments by approximately $82.5 million and to realize annual interest savings of approximately $38 million in 2025.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of Cawley, Gillespie & Associates, Inc.
99.1	Press release, dated February 5, 2025.
99.2	Report of Cawley, Gillespie & Associates, Inc., dated January 28, 2025, with respect to estimates of reserves of the Flycatcher Acquisition as of December 31, 2024 (SEC Pricing).
99.3	Report of Cawley, Gillespie & Associates, Inc., dated January 28, 2025, with respect to estimates of reserves of the Flycatcher Assets as of December 31, 2024 (Strip Pricing).
99.4	Report of Cawley, Gillespie & Associates, dated January 21, 2025, of reserves of Mach Natural Resources LP, as of December 31, 2024.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mach Natural Resources LP

	By:	Mach Natural Resources GP LLC,
its general partner

Dated: February 5, 2025	By:	/s/ Tom L. Ward
		Name:	Tom L. Ward
		Title:	Chief Executive Officer

3